Exhibit 2.2

AMENDED AND RESTATED CERTIFICATE OF FORMATION

OF

XCHANGE VENTURES, LLC

This Amended and Restated Certificate of Formation of XChange Ventures, LLC (the “Company”) is being filed by the undersigned authorized person under the Delaware Limited Liability Company Act, 6 Del. C. § 18-208. (the “Act”).

The name of the limited liability company is XChange Ventures, LLC. The original Certificate of Formation was filed with the Delaware Secretary of State on April 23, 2026, and was duly executed and filed in accordance with Section 18-208 of the Act.

The Certificate of Formation is hereby amended and restated in its entirety to read as follows:

1. Name. The name of the limited liability company formed hereby is XChange Ventures, LLC.

2. Registered Office. The address of the registered office of the Company in the State of Delaware is Harvard Business Services, Inc., 16192 Coastal Highway, Lewes, County of Sussex, Delaware 19958.

3. Registered Agent. The name and address of the registered agent for service of process on the Company in the State of Delaware, required to be maintained by Section 18-104 of the Act, are Harvard Business Services, Inc., 16192 Coastal Highway, Lewes, County of Sussex, Delaware 19958.

4. Series Limited Liability Company. The Company is a series limited liability company. Separate and distinct records shall be maintained for each such series and the assets associated with each such series shall be held in such separate and distinct records (directly or indirectly, including through a nominee or otherwise) and accounted for in such separate and distinct records separately from the other assets of the Company, or any other series thereof. Notice is hereby given that the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable against the assets of such series only, and not against the assets of the Company generally or any other series thereof, and none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Company generally or any other series thereof shall be enforceable against the assets of such series.

IN WITNESS WHEREOF, the undersigned authorized person has executed this Amended and Restated Certificate of Formation in accordance with Section 18-204 of the Act.

[Signature page to follow]

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:22 PM 05/06/2026
FILED 01:22 PM 05/06/2026
SR 20262309874 - File Number 10596738

By:	/s/ George Hall
Name:	George Hall
Title:	Authorized Representative